EXHIBIT 10.6

OFFICEMAX INCORPORATED

2004 Director Restricted Stock Award Agreement

This Restricted Stock Award (the “Award”), is granted on           , 2004 (the “Award Date”), by OfficeMax Incorporated (“OfficeMax”) to                          (“Director” or “you”) pursuant to the 2003 OfficeMax Incentive and Performance Plan (the “Plan”) and pursuant to the following terms:

1.                                       The Award is subject to all the terms and conditions of the Plan.  All capitalized terms not defined in this Agreement shall have the meaning stated in the Plan.

2.                                       You are awarded             shares of restricted stock, at no cost to you, subject to the restrictions set forth in the Plan and this Agreement.

3.                                       The restriction period on your Award will end and the shares will vest six months following the date of your termination of service as a director due to your death, disability, retirement or resignation.

4.                                       In the event of a Change in Control (as defined in the Plan) prior to the end of the restriction period pursuant to paragraph 3, the restriction period will lapse with respect to all shares not vested at the time of the Change in Control, and all shares will vest immediately.

5.                                       The shares awarded pursuant to this Agreement cannot be sold, assigned, pledged, hypothecated, transferred, or otherwise encumbered prior to vesting.  Any attempt to transfer your rights in the awarded shares prior to vesting will result in the immediate forfeiture of the awarded shares.

6.                                       Except as otherwise provided in the Plan and this Agreement, you have all the rights of a shareholder with respect to shares awarded and not forfeited, including the right to vote and to receive dividends.  Dividends paid on restricted shares will be held in escrow by OfficeMax for you until the restrictions on the respective shares have lapsed and the shares have vested.  Dividends paid on forfeited shares will be forfeited.  Vested partial shares will be paid in cash.

7.                                       You acknowledge that you have been provided information relating to an “83(b) election” and have been informed that the election is available.  The election, if made, must be filed with the Internal Revenue Service within 30 days of the Award Date.  A copy must also be filed with OfficeMax within 10 days of the IRS filing date.

You must sign this Agreement and return it to OfficeMax’s Executive Compensation Department on or before           , 2004, in order for the Award to be effective.  If this Agreement is not received by the Executive Compensation Department on or before           , 2004, the Award will be forfeited.  Return your executed Agreement to:  Executive Compensation Department, P.O. Box 50, Mail Stop 4-E, Boise, ID  83728-0001, or fax your signed form to 208 384 4931.

OfficeMax Incorporated	Director

By:
Title:

1